                                                                  Exhibit 11.1


                                         Three Months Ended

                               09/30/95                     09/30/94
                               --------                     --------
  Common Stock                 2,119,420                   1,660,645
  Common Stock Equivalents
  Dilutive Stock Options         100,000                       ----
  Common Stock Equivalents
  Dilutive Stock Warrants        150,000
                               ---------                   ---------

  Weighted Average Shares and
  Common Stock Equivalents     2,369,420                   1,660,645
                               =========                   =========

  Earnings per Common Share
  Net Income                   $   (0.00)                  $   (0.02)
                               =========                   =========